Schedule B

amended as of August 29, 2013

to the

Sub-Advisory Agreement

dated January 11, 2013

between

AdvisorShares Investments, LLC

and

Treesdale Partners, LLC

A. Sub-Advisory Fee. Pursuant to Paragraph 4, the fees for the Funds, each a series of AdvisorShares Trust, shall be calculated based on the average daily net assets of a Fund, and the Adviser shall pay the Sub-Adviser monthly at the following annual rates:

Fee Schedule

Name of Fund	Sub-Advisory Fee
International Gold ETF	0.40%
Gartman Gold/Euro ETF	0.10%
Gartman Gold/Yen ETF	0.10%
Gartman Gold/British Pound ETF	0.10%
Gartman Oil/Euro ETF	0.10%
Gartman Oil/Yen ETF	0.10%
Gartman Oil/British Pound ETF	0.10%
Treesdale Rising Rates ETF	0.65%	First $250,000,000
	0.59%	Next $750,000,000
	0.54%	$1,000,000,000

Agreed and Accepted:

AdvisorShares Investments, LLC	Treesdale Partners, LLC

By: _/s/Dan Ahrens_____________________	By: _/s/Yung Lim_______________________
Name: Dan Ahrens_________________________	Name: Yung Lim _________________________
Title: Managing Director ______________	Title: Managing Member______________________